Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Tesla, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, CA

March 1, 2017